As filed with the Securities and Exchange Commission on September 16, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERISERV FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1424278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Main & Franklin Streets P.O. Box 430 Johnstown, Pennsylvania	15907-0430
(Address of Principal Executive Offices)	(Zip Code)

AmeriServ Financial, Inc. 2011 Stock Incentive Plan

(Full title of the plan)

Glenn L. Wilson

President and Chief Executive Officer

AmeriServ Financial, Inc.

Main & Franklin Streets
P.O. Box 430
Johnstown, Pennsylvania  15907-0430

(Name and address of agent for service)

(814) 533-5300

(Telephone number, including area code, of agent for service)

Copies to:

Sunjeet S. Gill, Esq.

Stevens & Lee, P.C.

111 North Sixth Street

P.O. Box 679

Reading, PA 19603-0679

(610) 478-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company  ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share, to be issued under the 2011 Stock Incentive Plan	800,000	$1.97	$1,576,000	$182.97

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended  (the “Securities Act”), this Registration Statement on Form S-8 covers an indeterminate number of shares which may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant’s common stock on September 12, 2011, as reported on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement on Form S-8 is not being filed with or included herein (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

In this Registration Statement, “the registrant,” “we,” “us,” and “our” refer to AmeriServ Financial, Inc.

The following documents, which have been filed with the Commission  pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference, and shall be deemed to be a part of, this Registration Statement:

(a) The registrant’s latest Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 7, 2011;

(b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the registrant’s definitive proxy statement filed with the Commission on March 21, 2011 and the registrant’s current reports on Form 8-K during such period, except as to any portion of any current report on Form 8 –K furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions; and

(c) The description of the registrant’s Common Stock contained in any registration statement or report that the registrant has filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interest of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.  Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law unless the director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as it may be amended, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibits:

Number	Description

3.1	Amended and Restated Articles of Incorporation, as amended through August 8, 2011.

3.2	Bylaws, as amended and restated on December 17, 2009 (incorporated by reference to Exhibits 3.2 to the Registrant’s Current Report on Form 8-K (File No. 000-11204) filed on December 23, 2009).

5.1	Opinion and consent of Stevens & Lee, P.C. regarding the legality of the shares of common stock being of the registrant offered hereby (filed herewith).

10.1	AmeriServ Financial, Inc. 201 Stock Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement filed on March 21, 2011).

15.1	Awareness letter of S.R. Snodgrass, A.C. (filed herewith).

23.1	Consent of S.R. Snodgrass, A.C. (filed herewith).

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and filed herewith).

24.1	Powers of Attorney of Directors and Officers (included on signature page and filed herewith)

Item 9	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration is on Form S-3 or Form F-3 and the information required to be  included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnstown, Commonwealth of Pennsylvania, on September 15, 2011.

AMERISERV FINANCIAL, INC.

By:	/s/ Glenn L. Wilson
Glenn L. Wilson
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn L. Wilson, Jeffrey A. Stopko, Jeffrey P. Waldron, and Sunjeet S. Gill, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement for purposes of registering the shares allocated to the AmeriServ Financial, Inc. 2011 Stock Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on September 15, 2011.

Signature	Capacity

/s/ Craig G. Ford	Chairman and Director
Craig G. Ford

/s/ Glenn L. Wilson	President, Chief Executive Officer and Director
Glenn L. Wilson	(Principal Executive Officer)

/s/ Jeffrey A. Stopko	Executive Vice President and Chief Financial Officer
Jeffrey A. Stopko	(Principal Financial and Accounting Officer)

/s/ J. Michael Adams, Jr.	Director
J. Michael Adams, Jr.

/s/ Allan R. Dennison	Director
Allan R. Dennison

/s/ Daniel R. DeVos	Director
Daniel R. DeVos

/s/ James C. Dewar	Director
James C. Dewar

/s/ Bruce E. Duke, III	Director
Bruce E. Duke, III

/s/ James M. Edwards, Sr.	Director
James M. Edwards, Sr.

/s/ Kim W. Kunkle	Director
Kim W. Kunkle

/s/ Margaret A. O’Malley	Director
Margaret A. O’Malley

/s/ Christian R. Oravec	Director
Very Rev. Christian R. Oravec

/s/ Mark E. Pasquerilla	Director
Mark E. Pasquerilla

/s/ Howard M. Picking, III	Director
Howard M. Picking, III

/s/ Sara A. Sargent	Director
Sara A. Sargent

/s/ Thomas C. Slater	Director
Thomas C. Slater

/s/ Robert L. Wise	Director
Robert L. Wise